Exhibit 2.7

           AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT


     This Amendment No. 1 (this "Amendment"), dated as of February 22, 1996, is among CAI Wireless Systems, Inc., a Connecticut corporation ("CAI"), Heartland Wireless Systems, Inc., a Delaware corporation ("Heartland"), and CS Wireless Systems, Inc., a
Delaware Corporation ("CS").

                        R E C I T A L S:

     A.   CAI, Heartland and CS are parties to a Participation
Agreement dated as of December 12, 1995 (the "Participation
Agreement").

     B. The parties to this Amendment wish to amend the Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Defined Terms. Except as specifically amended in this Amendment, all defined terms in the Participation Agreement shall have the same meanings in this Amendment.

     2.   Amendment of Article I of the Agreement.

          (a) The definition of "CAI Company" is amended and restated in its entirety as follows:

          " "CAI Company" means any of CAI, any of the CAI
          Subsidiaries named on Schedule I hereto and any Subsidiary of any such named Subsidiary."

          (b) The definition of "CAI Nominal Value" is amended and restated in its entirety as follows:

          " "CAI Nominal Value" means $102,479,000, adjusted as of the Closing Date as follows: (a) increased by the amount (if any) by which the Net Asset Amount for the CAI Assets is greater than $102,479,000,
          (b) reduced by the amount (if any) by which the Net Asset Amount for the CAI Assets is less than $102,479,000, (c) increased by the product of $1,500 and the amount (if any) by which the CAI Subscriber Increase is greater than the Heartland Subscriber Increase and (d) reduced by the product of $1,500 and the amount (if any) by which the CAI Subscriber Decrease is greater than the Heartland Subscriber Decrease."

          (c) The definition of "Channel Deficiency Adjustment" is amended and restated in its entirety as follows:

          " "Channel Deficiency Adjustment" means a dollar amount determined only for each geographic market which is not a BTA Market in which rights to acquire Channels at the conclusion of the BTA Auction are available conveyed to CS in which the number of Channels actually conveyed to CS by the CAI Companies or the Heartland Companies, as the case may be, as part of the CAI Assets or the Heartland Assets, on or before the True-Up Date, as the case may be, and for which construction permits have been granted, shall be less than 16, which amount shall be computed separately for each of Heartland and CAI by (1) multiplying (a) the amount determined by multiplying (i) $60.00, by (ii) the number of LOS Households in such geographic market shown for that market under the heading "LOS Households" in Exhibits 3.1(a) and 3.3(a) with respect to Heartland and Exhibit 3.2(a) with respect to CAI, by (b) the fraction, the numerator of which is 16 minus the number of Channels in such market actually conveyed to CS and for which construction permits have been granted, and the denominator of which is 16, and (2) aggregating the total of such amounts for each of the Heartland geographic markets and for each of the CAI geographic markets, as the case may be; provided, however, that no such adjustment shall be made unless the total number of Channels actually delivered, on or before the True-Up Date, to CS by CAI or Heartland, as the case may be, in any geographic market, and for which construction permits have been granted, shall be less than 16."

     (d) The definition of "Heartland Company" is amended and restated in its entirety as follows:

          " "Heartland Company" means any of Heartland or any Heartland Subsidiary listed on Schedule II hereto."

     (e) The definition of "Heartland Nominal Value" is amended and restated in its entirety as follows:

          " "Heartland Nominal Value" means $138,663,000, adjusted as of the Closing Date as follows: (a) increased by the amount (if any) by which the Net Asset Amount for the Heartland Assets is greater than $138,663,000, (b) reduced by the amount (if any) by which the Net Asset Amount for the Heartland Assets is less than $138,663,000, (c) increased by the product of $1,500 and the amount (if any) by which the Heartland Subscriber Increase is greater than the CAI Subscriber Increase and (d) reduced by the product of $1,500 and the amount (if any) by which the Heartland Subscriber Decrease is greater than the CAI Subscriber Decrease."

     (f) The definition of "Net Asset Amount" is amended and restated in its entirety as follows:

          " "Net Asset Amount" means

               (i)  for CAI, an amount equal to (A)
               $102,479,000, plus (if a positive number) or minus (if a negative number) (B) the CAI Net Working Capital, plus (C) the original cost of all equipment included in the CAI Assets at the Effective Time and relating to any CAI Operating System that has fewer than 500 Subscribers, minus (D) all Assumed CAI Liabilities that constitute Funded Indebtedness at the time of the Closing; and

               (ii) for Heartland, an amount equal to (A)
               $138,663,000, plus (if a positive number) or minus (if a negative number) (B) the Heartland Net Working Capital, plus (C) the original cost of all equipment included in the Heartland Assets at the Effective Time and relating to any Heartland Operating System that has fewer than 500 Subscribers, minus (D) all Assumed Heartland Liabilities that constitute Funded Indebtedness at the time of the Closing.

     (g) The following definitions are added to Article I, to be placed in their correct alphabetical order:

          " "Adjustment Note" means an unsecured promissory note that evidences a payment obligation under Sections 9.1, 9.3 or 9.6, payable to the order of CS, with a maturity date five years following the True-Up Date, with an interest rate equal to 10% per annum and with provisions for (a) prepayment, at the option of the payor, at any time, (b) mandatory prepayment upon the receipt by the payor of any proceeds, dividends or distributions received by the payor in respect of its shares of CS Common Stock (other than resulting from the transfer of such shares to an affiliate of the payor), such prepayment to be in an amount equal to such proceeds, dividends or distributions, and (c) all interest thereon to be payable in kind (interest to accrue and be compounded annually rather than to be payable currently), with interest to become payable on the earlier to occur of the maturity date or prepayment in full of such note.

          "BTA Adjustment Date" means, as to either CAI or Heartland and as to any BTA Market in which rights to acquire Channels at the conclusion of the BTA Auction are available, the later to occur of (a) the Post-Closing Adjustment Date, (b) the date that is 10 days after CAI or Heartland, as the case may be, is given notice that it is not the successful bidder in the BTA Auction for such BTA Market and (c) if CAI or Heartland, as the case may be, is given notice it is the successful bidder in the BTA Auction for such BTA Market, 10 days after CAI or Heartland, as the case may be, is granted by the FCC rights to acquire the Channels related to such BTA Market.

          "CAI Subscriber Decrease" means, as of the Effective Time, the amount (if any) by which the aggregate number of Basic Subscribers for the CAI
          Operating Systems is less than 35,766.

          "Heartland Subscriber Decrease" means, as of the Effective Time, the amount (if any) by which the aggregate number of Basic Subscribers for the Heartland Operating Systems is less than 19,734."

     3. Amendment to Section 2.4. Section 2.4 of the Agreement is amended and restated in its entirety as follows:

          "2.4  Expenses.  CS shall reimburse CAI and/or
          Heartland in full for any payments made by either of them in engaging in the BTA Auction, including the expenses of FCC counsel."

     4.   Amendment to Section 5.1.  Section 5.1(f)(ii) of the
Agreement is amended and restated in its entirety as follows:

          "(ii) The stations listed in Exhibit 5.1(m) are entitled to the Protected Service Areas subject to FCC rules except for those instances where the protected service areas are subject to contractual obligations listed in Exhibit 5.1(f)(ii)."

     5.   Amendment to Section 5.2.  Section 5.2(f)(ii) of the
Agreement is amended and restated in its entirety as follows:

          "(ii) The stations listed in Exhibit 5.2(m) are entitled to the Protected Service Areas subject to FCC rules except for those instances where the protected service areas are subject to contractual obligations listed in Exhibit 5.2(c)(ii)."

     6. Addition of Section 6.7. The following Section 6.7 shall be added to the Agreement:

          "6.7. Preservation of Subleasing Entity. Each of Heartland and CAI agree, with respect to any entity controlled by Heartland or CAI, which is a lessor under any Channel Lease relating to a Channel that is being subleased by such entity to CS after the Closing Date (each, a "Subleasing Subsidiary"), not to sell, or permit any Encumbrance (other than as disclosed on Exhibit 5.1(a) or 5.2(a)) to exist against, the stock or other ownership interest in such Subleasing Subsidiary held by CAI or Heartland from the Closing Date to the earlier of (i) the True-Up Date or (ii) the date on which the lessor's rights under such Channel Lease are assigned to CS."

     7. Addition of Section 6.8. The following Section 6.8 shall be added to the Agreement:

          "6.8. CS Initial Public Offering. CS agrees that so long as any amount remains outstanding under the Long Note, CS shall not consummate an initial public offering of CS Common Stock unless the proceeds of such initial public offering shall be used to prepay the Long Note to the extent required pursuant to the terms thereof."

     8.   Amendment to Sections 9.1 through 9.4 of the Agreement.
Section 9.1 through 9.4 of the Agreement are amended and restated in their entirety as follows:

               "9.1.     Indemnities of the Heartland
          Companies. Each Heartland Company hereby jointly and severally agrees to indemnify and hold harmless each of CS and the CAI Companies and their respective successors and assigns against and in respect of any and all claims, demands, liabilities, obligations, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonably attorneys' fees, of every kind and description, contingent or otherwise, suffered by CS and the CAI Companies (without duplication) and occasioned by, arising out of resulting from (a) any breach by any Heartland Company of any material obligation under this Agreement, (b) any breach by an Acquired Company of any material obligation applicable to the Heartland Companies and Heartland Assets under Sections 6.1, 6.4 and 6.5 (excluding, however, any such breaches disclosed to CAI in the Officers' Certificate delivered by Heartland pursuant to Section 6.1(h)), (c) any representation or warranty of any Heartland Company being false or misleading in any material respect or (d) any and all litigation on Schedule 5.1(w) (the foregoing hereinafter collectively referred to as "Heartland Damages"); provided however, that (i) Heartland Damages shall not include any amounts that would be included in the calculation of the True-Up Adjustment pursuant to Section 9.6 hereto, (ii) Heartland shall not be required to make any indemnification payment under this Section 9.1 for any portion of the initial $500,000 of all Heartland Damages; and (iii) in no event shall the aggregate Heartland Damages exceed 50% of the aggregate of the Heartland Share Consideration (valued for this purpose as provided below) and the Purchase Consideration. Subject to the foregoing limitations, Heartland may, at its option, pay all Heartland Damages payable to CS through either (I) a combination of (A) the assignment to CS of that number of shares of CS Common Stock whose value is equal to 50% of the amount of the Heartland Damages and (B) through the payment in cash (or by reducing the principal amount of the Long Note and thereafter, to the extent necessary, the Short
          Note) or delivery of an Adjustment Note in an amount which aggregates 50% of the amount of the Heartland Damages; or (II) entirely as provided in clause (B) above. Subject to the foregoing limitations, Heartland may, at its option, pay all Heartland Damages payable to CAI through either (I) a combination of (A) the assignment to CAI of that number of shares of CS Common Stock whose value is equal to 50% of the amount of the Heartland Damages and (B) through the payment in cash or delivery of an Adjustment Note in an amount which aggregates 50% of the amount of the Heartland Damages; or (II) entirely as provided in clause (B) above. For purposes of clause (A) of each of the immediately preceding two sentences and clause (iii) of the next preceding sentence, the per share value of CS Common Stock shall be determined by dividing (i) the total number of shares of CS Common held by CAI and Heartland immediately after the Closing into
          (ii) the sum of (A) the CAI Estimated Value and (B) the Heartland Estimated Value, less (C) the Purchase Consideration.

               9.2  Delivery of Notice to Heartland.  If CS
          or any CAI Company is of the opinion that any Heartland Damages have occurred or will or may occur, it shall deliver a notice to Heartland, and each such notice shall specify the amount and the circumstances of such asserted Heartland Damages. If a claim is made against a party to be indemnified by the Heartland Companies under
          Section 9.1 above, or in the event Heartland
          Damages otherwise occur, the indemnitee shall promptly (and in any event within 30 days) after the assertion of a claim or the discovery of any fact upon which such indemnitee intends to base a claim for indemnification under Section 9.1 of this Agreement (the "Claim") notify the Heartland Companies from whom indemnification is sought (the "Indemnitor") of such Claim. In the event of any Claim from a third party, the Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the indemnitee's Claim, and may assert any defense of the indemnitee or the Indemnitor; provided that the indemnitee shall have the right at its own expense to participate jointly with the Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the indemnitee's Claim. In the event that the Indemnitor elects to undertake the defense of a Claim hereunder, the indemnitee will cooperate with the Indemnitor to the fullest extent reasonably possible with regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to make the Indemnitor's management of the same with regard to the amount of damages payable by the Indemnitor hereunder. The Indemnitor shall have the right to settle any Claim, and the indemnitee shall reasonably cooperate in furtherance of such determination by the Indemnitor; provided that the Indemnitor shall not, without the prior written consent of the indemnitee, settle any Claim which does not contain a complete release of the indemnitee from the Claim in question or which does not involve solely the payment of money for which the indemnitee is actually indemnified.

               9.3  Indemnities of the CAI Companies.  Each
          CAI Company hereby jointly and severally agrees to indemnify and hold harmless CS and the Heartland Companies and their respective successors and assign against and in respect of any and all claims, demands, liabilities, obligations, actions, suit, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, of every kind and description, contingent or otherwise, suffered by CS and the Heartland Companies (without duplication) and occasioned by, arising out of or resulting from (a) any breach by any CAI Company of any material obligation under this Agreement, (b) any representation or warranty of any CAI Company being false or misleading in any material respect or (c) any and all litigation listed on Schedule 5.2(w) (the foregoing hereinafter collectively referred to as "CAI Damages"); provided, however, that CAI Damages (i) shall not include any amounts that would be included in the calculation of the True-Up adjustment pursuant to Section 9.6 hereto,
          (ii) CAI shall not be required to make any indemnification payment under this Section 9.3 for any portion of the initial $500,000 of all CAI Damages; and (iii) in no event shall the aggregate CAI Damages exceed 50% of the CAI Share Consideration (valued for this purpose as provided below). Subject to the foregoing limitations, CAI may, at its election, pay all CAI Damages either (I) in cash or by delivering to Heartland or CS, as the case may be, an Adjustment Note; or (II) through a combination of (A) the payment in cash or an Adjustment Note and (B) the assignment to Heartland or CS, as the case may be, of that number of shares of CS Common Stock whose value is equal to 50% of the amount of the CAI Damages. For purposes of the two immediately preceding sentences, the per share value of CS Common Stock shall be determined by dividing (i) the total number of shares of CS Common Stock held by CAI and Heartland immediately after the Closing into (ii) the sum of (A) the CAI Estimated Value and (B) the Heartland Estimated Value, less (C) the Purchase Consideration.

               9.4 Delivery of Notice to CAI. If CS or any Heartland Company is of the opinion that any CAI Damages have occurred or will or may occur, it shall deliver a notice to CAI, and each such notice shall specify the amount and the circumstances of such asserted CAI Damages. If a claim is made against a party to be indemnified by the CAI Companies under Section 9.3 above, or in the event CAI Damages otherwise occur, the indemnitee shall promptly (and in any event within 30 days) after the assertion of a claim or the discovery of any fact upon which such indemnitee intends to base a claim for indemnification under Section 9.3 of this Agreement (the "Claim") notify the CAI Companies form whom indemnification is sought (the "Indemnitor") of such Claim. In the event of any Claim from a third party, the Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the indemnitee's Claim, and may assert any defense of the indemnitee or the Indemnitor; provided that the indemnitee shall have the right at its own expense to participate jointly with the Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the indemnitee's Claim. In the event that the Indemnitor elects to undertake the defense of a Claim hereunder, the indemnitee will cooperate with the Indemnitor to the fullest extent reasonably possible with regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to make the Indemnitor's management of the same with regard to the amount of damages payable by the Indemnitor hereunder. The Indemnitor shall have the right to settle any Claim, and the indemnitee shall reasonably cooperate in furtherance of such determination by the Indemnitor;

          provided that the Indemnitor shall not, without the prior written consent of the indemnitee, settle any Claim which does not contain a complete release of the indemnitee from the Claim in question or which does not involve solely the payment of money for which the indemnitee is actually indemnified."

     9. Amendment of Section 9.5 of the Agreement. Section 9.5 of the Agreement is amended and restated in its entirety as follows:

               "9.5 Termination of Indemnification Claims.
          The obligations of the Heartland Companies under
          Section 9.1 relating to clause (d) thereof and the obligations of the CAI Companies under Section 9.3 relating to clause (d) thereof shall terminate on the second anniversary of the Closing Date. No other obligations under Sections 9.1 and 9.3 hereof shall apply to any matters occurring subsequent to the Post-Closing Adjustment Date, except to the extent that the Indemnitor has acted in bad faith to prevent the indemnitee from becoming aware of a fact in existence on the Post-Closing Adjustment Date which would give rise to Heartland Damages or CAI Damages, as the case may be."

     10. Amendment of Section 9.6 of the Agreement. Section 9.6 of the Agreement is amended and restated in its entirety as follows:

          "9.6 True-Up Adjustments.

          (a) On the date that is 60 days after the Closing Date (the "First True-Up Date"), (i) CS shall pay to CAI the amount of (a) the CAI Adjustment Increase, if any, plus (b) the amount of the Heartland Adjustment Decrease, if any, and (ii) CS shall pay to Heartland the amount of (a) the Heartland Adjustment Increase, if any, plus (b) the amount of the CAI Adjustment Decrease, if any. The amount payable pursuant to this Section 9.6(a) shall be paid in cash.

          (b) On the True-Up Date, each of CAI and Heartland shall pay to CS the amount of their respective Channel Deficiency Adjustments, if any. Such payment shall be made, at the option of the paying party, either (i) in a cash payment (or, in the case of Heartland, by reducing the principal amount of the Long Note and thereafter, to the extent necessary, the Short Note), (ii) an Adjustment Note, (iii) the assignment to CS of shares of CS Common Stock owned by the paying party, valued as set forth in the final sentences of Sections 9.1 and 9.3 or (iv) any combination of such manners of payment; provided, however, that CAI may assign no more shares of CS Common Stock pursuant to clause (iii) than would result in CAI owning, after giving effect to such assignment, at least ten percent more of the outstanding shares of CS Common Stock than is then owned by the next largest holder of shares of CS Common Stock.

          (c) All payments made pursuant to this Section 9.6 shall bear interest at the annual rate of 10% from the Closing Date to, in the case of the payment due under Section 9.6(a), the First True-Up Date, or to, in the case of the payments or payments due under Section 9.6(b), the True-Up Date. Except as otherwise provided in Sections 9.1 and 9.3 hereof, after the Closing Date there shall be no other adjustments or indemnifications with respect to any aspect of the transactions contemplated by the Agreement."

     11. Addition of Section 9.7. The following Section 9.7 shall be added to the Agreement:

          "9.7 BTA Market Adjustment. As to each BTA Market in which rights to acquire Channels at the conclusion of the BTA Auction are available, on the later to occur of the BTA Adjustment Date or the True-Up Date, if the number of Channels (the "BTA Channel Number") equal to (a) the number of Channels, relating to such BTA Market, actually conveyed to CS by the CAI Companies or the Heartland Companies, as the case may be, as part of the CAI Assets or the Heartland Assets, on or before the BTA Adjustment Date, and for which construction permits have been granted, plus (b) the number of Channels, relating to such BTA Market, as to which any of the CAI Companies or any of the Heartland Companies, as the case may be, shall have been awarded rights to acquire such Channels in the BTA Auction and documents transferring such rights shall have been filed with the FCC on or prior to the BTA Adjustment Date, shall be less than 16, CAI or Heartland, as the case may be, shall pay to CS an amount equal to (a) the product of (i) the amount determined by multiplying (x) $60.00, by (y) the number of LOS Households in such BTA Market shown for such market under the heading "LOS Households" in Exhibits 3.1(a) and 3.3(a) with respect to Heartland and Exhibit 3.2(a) with respect to CAI, and (ii) the fraction, the numerator of which is 16 minus the BTA Channel Number, and the denominator of which is 16. Such amount shall be paid as set forth in the second sentence of Section 9.6(b)."

     12.  Amendment of Exhibit 2.8, Form of Stockholders'
Agreement. Exhibit 2.8 to the Agreement is amended by substituting therefor the Form of Stockholders' Agreement that is appended to this Amendment as Exhibit 2.8.

     13. Technical Amendments. CS, CAI and Heartland agree to substitute pages to the Agreement correcting certain technical errors, as indicated on the marked pages attached hereto as Exhibit A.

     14. Effective Date. This Amendment shall become effective as of the date hereof.

     15. No Other Amendments. Except as expressly provided in this Amendment and in the other instruments and agreements being executed and delivered in connection herewith, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the case of any inconsistency between this Amendment and any prior version of the Agreement, the terms of this Amendment shall govern.

     16.  Miscellaneous.

          (a) This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be construed in accordance with and governed by the laws of said State.

          (b) This Amendment may be executed in any number of counterparts and by each party on separate counterparts, each of which shall be an original but all of which shall constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by each of the parties hereto.

          (c) This Amendment is intended to take effect as a sealed instrument.


     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first written above.


                         CS WIRELESS SYSTEMS, INC.



                         By:    /s/ Alan Sonnenberg
                                Name:
                                Title:

                         HEARTLAND WIRELESS COMMUNICATIONS, INC.



                         By:    /s/ John R. Bailey
                                Name:
                                Title:


                         CAI WIRELESS SYSTEMS, INC.



                         By:    /s/ James P. Ashman
                                Name:
                                Title: